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Exhibit 10.12

Gravel Pit Lease Agreement

        This lease and mining agreement is dated Aug. 31, 2004 (the "Lease" or "Agreement"), by and between Ready Mix, Inc., a Nevada corporation ("RMI" or "Lessee" or "Party") and Rocky Mountain Mining, LLC ("Oliver" or "Lessor" or "Party").

RECITALS

  A.
  Lessor and Lessee are parties to a Lease and Batch Plant Agreement dated June 26, 2000 ("Prior Lease").

  B.
  Oliver owns that certain gravel Pit located at 39353 North Schnepf Road, Queen Creek, Arizona as more particularly described and indicated on Exhibit A attached hereto (the "Premises").

  C.
  Lessor and Lessee have executed an Escrow Instructions agreement dated June 9, 2004 wherein Lessee intends to purchase approximately five (5) acres of land adjacent to the Premises and fronting Schnepf Road and further described as Parcel No. 2 of Exhibit A ("Land Purchase").

  D.
  Oliver desires to lease the Premises to RMI and RMI desires to lease the Premises from Oliver for the purpose of mining and processing sand and gravel and related activities on the Premises all upon the terms and conditions hereinafter set forth.

  E.
  The parties desire to enter into this Lease upon the terms and conditions hereinafter set forth.

AGREEMENTS

        NOW THEREFORE, in consideration of the foregoing and the covenants contained herein, the parties hereto agree as follows:

  1.
  Lease.    Oliver hereby leases the Premises to RMI and RMI leases the Premises from Oliver, on the terms and conditions set forth herein.

  2.
  Prior Lease.    Immediately upon execution of this Agreement and the consummation of the Land Purchase, the Prior Lease shall be terminated in its entirety and shall cease.

  3.
  Term.    Lessor does hereby lease to Lessee the above described Premises for the period of five (5) years commencing Aug. 31, 2004 and ending Aug. 30, 2009.

  a)
  The Lessor grants the Lessee five (5) one-year extensions exercisable by the Lessee upon ninety (90) days prior written notice subject to the compliance of the specifications and conditions of Exhibit B.

  b)
  The option to extend the Lease for any additional term is subject to the specifications and conditions of Exhibit C.

  c)
  In the event that extractable materials from the Premises are depleted to the extent that continued mining is cost prohibitive prior to the expiration of this Lease, the Lessee shall give the Lessor written notice and the parties agree to renegotiate the Lease in good faith within sixty calendar days following the date written notice was given.

  4.
  Earnest Monies. Lessee shall pay Lessor Five Thousand Dollars ($5000) earnest monies, non-refundable, upon mutual signing of the Lease. Earnest monies will be credited against the payment of any monthly royalties due.

  5.
  Rent/Royalties. There shall only be two regular payment obligations of the Lessee: 1) Royalties, as set forth in the schedule attached hereto as Exhibit C, and 2) Non-exclusive rent for the truck scale and scalehouse which shall be charged at the rate of $200 per month for the term of the Lease, or until such time as the scales and scalehouse are no longer utilized.

  6.
  Licenses and Permits. Lessee shall obtain and keep current all necessary licenses and permits as deemed necessary by any government entity whether local, state or federal relating to conducting business on the Premises. If such licenses and/or permits were unattainable, this Lease would be in default.

  7.
  Mining Plan. Prior to commencing any mining activities, Lessee shall submit a written general mining plan ("Mining Plan") to the Lessor for Lessor's approval which approval shall not be unreasonably withheld.

  8.
  Landfill/Backfill Plan. Prior to commencing any landfill or backfill activities, Lessee shall submit a written general plan for such activities ("Landfill/Backfill Plan") to the Lessor for the Lessor's approval which approval shall not be unreasonably withheld.

  9.
  Possession and Enjoyment.

  a)
  Lessor agrees that Lessee, paying the royalties and performing the other terms and conditions of this lease, may peaceably hold and enjoy the leased Premises during the lease term without any interruption by Lessor or any other person lawfully claiming by, through or under Lessor. Lessor shall have the right, during the term of this Agreement, to enter upon the leased Premises during normal business hours for the purpose of inspection and determination of compliance with the mining specifications and conditions, or conformance to the Mining Plan or the Landfill/Backfill Plan.

  b)
  Lessee acknowledges that it has examined the Premises and knows the condition thereof and that no representations have been made as to the condition or state thereof, and Lessee accepts the Premises in its present condition.

  10.
  Business. Lessee shall use the Premises for such general uses as a sand and gravel plant site, asphalt plant site, material stockpile site, landfill/backfill, scales, sales office, customer and equipment parking and other lawful activities pertaining to the aforementioned activities.

  11.
  Use of Premises. Lessee shall at all times keep and maintain the premises in a clean, orderly and sanitary condition, and shall comply with all environmental rules and regulations. No storage or dumping of hazardous materials is permitted, unless expressly used in the operation of the sand and gravel plant or asphalt plant. Any area used for washout of concrete trucks or for proper disposal of returned concrete shall be clearly designated in the approved Landfill/Backfill Plan.

  12.
  Improvements. Lessee may at its own expense construct such buildings, structures and other improvements on the Premises as are reasonably necessary for the conduct of its business. All such permanent buildings, structures and improvements constructed by Lessee shall either become the property of the Lessor and remain on and be surrendered with the Premises as a part thereof at the termination of this Lease or at the Lessor's option must be removed at the Lessee's expense. The Lessor grants the Lessee the right to remove and recover the sand and gravel plant, the asphalt plant, other portable buildings and equipment at the termination of this Lease. Lessee agrees to maintain, at its own expense, the interior and exterior of any buildings, structures and improvements it may construct thereon in good condition and repair.

  13.
  Occupancy Expenses and Property Taxes. Lessee shall promptly pay when due all gas, light, heat, power, plumbing, water, and other occupancy expenses of whatsoever kind or nature, including utility deposits, connection fees and running of utilities to the Premises, and shall pay all property taxes on equipment and improvements placed on the Premises by Lessee.

  14.
  Damage to Property and Persons. All property of any kind which may be on the Premises during the term of the lease shall be at the sole risk of the Lessee; and Lessor shall not be liable to Lessee, its agents, guests, customers, employees, for any damage caused to their person or property by water, rain, snow, sleet, fire, storms and accidents, or by breakage, stoppage or leaking of water, gas, electricity, heating, sewer pipes or plumbing on, about or adjacent to the Premises; and in the event of any breakage, stoppage or leakage, Lessee shall promptly remedy the same at its expense.

  15.
  Insurance. Lessee shall provide and obtain and maintain in full force during the leased term, for the benefit of both parties hereto, as their respective interests may appear, liability insurance in a company satisfactory to Lessor, general liability insurance in the minimum amount of One Million Dollars ($1,000,000) with the respect to injuries to any one person. Two Million Dollars ($2,000,000) with respect to injuries in any one accident and One Million Dollars ($1,000,000) with respect to any property damage. RMI, shall have Oliver listed as an additional injured on all insurance policies and shall furnish certificates evidencing the existence of all policies to Oliver as and when reasonably requested by Oliver.

  16.
  Indemnity. Lessee shall indemnify and save harmless Lessor from and against any and all claims, liability, penalties, damages, expenses and judgments for injuries or accidents to persons or property, in connection with RMI's operations, occurring on or about the Premises and the driveways and streets adjacent hereto, during the leased term, any extensions thereof, and any other period of occupancy, including costs, expenses and attorney's fees incurred by Lessor in defense of any such claims, whether the same be or not be covered adequately by insurance. The indemnification in this Paragraph 16 shall survive the termination of this lease.

  17.
  Insolvency or Bankruptcy. In the event of the insolvency of Lessee, or the filing of by it or against it of any voluntary or involuntary petition under the Bankruptcy Act, or a partial or a general assignment by it for the benefit of creditors, or any proceedings whereby its full rights to the use, control and occupancy of the Premises may be impaired or transferred, in whole or in part, then this Lease, at the option of the Lessor, may be immediately terminated.

  18.
  Title. Lessor represents and warrants that it has clear and full title to the Premises, and agrees that so long as this Agreement remains in force, Lessor will not do or suffer anything to interfere with or impair the rights of Lessee. If, subsequent to the execution of this Agreement, the Premises should be sold or used as collateral, Lessor shall take all necessary action to fully maintain this Agreement in full force and effect with any other owner or creditor.

  19.
  Delivery at Termination. Upon the expiration or sooner termination of this lease, Lessee shall immediately deliver to Lessor quiet and peaceable possession of the leased Premises, together with any buildings, structures, equipments and improvements thereon constructed by Lessee, with the exception so noted in Paragraph 9 of this Lease, with the keys to the same, cleared of all persons and property not belonging to Lessor, in good, clean and orderly condition. No demand or notice of such delivery shall be necessary.

  20.
  Default.

  a)
  If Lessee neglects to pay when due any of the sums provided in this Lease and the neglect or failure shall continue for more than thirty (30) days after written notice to

      Lessee, this Lease may be immediately terminated, at the option of the Lessor, without further notice and without any obligation whatsoever to Lessor.

    b)
    Lessee shall pay Lessor for all costs and expenses, including reasonable attorney's fees, incurred by Lessor in connection with recovery of any royalties due and unpaid under the terms of this Lease, or the breach of any of the terms and conditions contained herein, or the recovery of possession of the Premises.

  21.
  Specifications and Conditions of Plants and Activities on the Premises. The Specifications and conditions imposed upon the activities of Lessee are set forth in detail in the schedule attached hereto as Exhibit B, and made part hereto of this reference.

  22.
  Holding Over. In the event a new Lease Agreement is not executed prior to the end of the lease term, there shall be no holding over at the end of the said term and immediate possession of the property shall be returned over to the Lessor. The Lessee may cancel this Lease at the end of the term hereof or sooner if approved by Lessor due to lack of aggregate material or difficulty in mining.

  23.
  Notice. All notices and other communication required or permitted under this lease shall be in writing and shall be deemed to have been duly given made and received when delivered against receipt requested, or twenty-four hours after sending via facsimile, addresses as set forth below or such other addresses as the parties hereto may designate in writing:

LESSOR:	Rocky Mountain Mining, LLC P.O. Box 630 Queen Creek, Arizona 85242-0630
LESSEE:	Ready Mix, Inc. 2601 E. Thomas Rd., Suite 120 Phoenix, AZ 85016
  24.
  Time is of the Essence. Time is of the essence in the performing of each and every requirement set forth in the Lease.

  25.
  Further Assurance. Each of the parties hereto shall execute and deliver all other instruments and take all such actions as any party hereto may reasonably request from time to time in order to effectuate the purposes of this Lease and the transactions provided for herein.

  26.
  Controlling Law. This Lease and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Arizona notwithstanding any Arizona or other conflict-of-law rules to the contrary.

  27.
  No Drafting Party. It is understood and agreed to between the Parties that this document represents an equal cooperative drafting effort and no individual Party shall be deemed the drafter thereof, accordingly, any lack of clarity or understanding shall be borne equally by the Parties.

  28.
  Nature of Relationship Between Parties. The sole relationship between the parties created by this Agreement is that of the Lessor and Lessee. Nothing contained in the Lease shall be deemed, held or construed as creating a joint venture or partnership between the parties.

  29.
  Amendments, Changes or Modifications. This Lease may be amended, changed or modified only by an instrument in writing executed by both Lessor and Lessee.

  30.
  Succession and Assignment. The provisions of this Lease shall be binding upon and insure to the benefit of the parties hereto, the heirs, executors, administrators, successors and assigns.

    In the event of any subletting, the Lessee shall not be discharged of its obligations under this Lease but shall remain liable therefore unless Lease is cancelled in writing by the Lessor and Lessee. All subletting and/or assignments of this Lease shall be subject to prior written approval of the Lessor.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Lease as of the date first above written.

ROCKY MOUNTAIN MINING, LLC
By:	/s/ GRANT R. OLIVER
Its:	MEMBER
READY MIX, INC. a Nevada corporation.
By:	/s/ BRADLEY E. LARSON
Its:	Vice President

EXHIBIT A

LEGAL DESCRIPTION OF THE PREMISES

PARCEL NO. 1:

        A parcel of land lying in the Southwest quarter of Section 22, Township 2 South, Range 8 East of the Gila and Salt River Base and Meridian, Pinal County, Arizona, described as follows:

        BEGINNING at the Southwest corner of said Section 22;

        THENCE North 00 degrees 01 minutes 00 seconds West along the West line of said Section 22, 505.50 feet;

        THENCE North 89 degrees 54 minutes 46 seconds East, 2635.75 feet;

        THENCE South 00 degrees 00 minutes 34 seconds West, 505.50 feet to the South quarter of said Section 22;

        THENCE South 89 degrees 54 minutes 46 seconds West along the South line of said Section 22, 2635.52 feet to the TRUE POINT OF BEGINNING.

        EXCEPT

PARCEL NO. 2:

        THE West 469 feet of the South 465 feet of the South 505.50 feet of the Southwest quarter of Section 22, Township 2 South, Range 8 East of the Gila and Salt River Base and Meridian, Pinal County, Arizona,

        AND

PARCEL NO. 3:

        A NON-EXCLUSIVE EASEMENT for ingress and egress over the North 40.5 feet of the West 469 feet of the South 505.5 feet of the same Southwest quarter of Section 22, Township 2 South, Range 8 East of the Gila and Salt River Base and Meridian, Pinal County, Arizona.

[Graphic]

EXHIBIT B

SPECIFICATIONS AND CONDITIONS OF
SAND AND GRAVEL PLANT OR ASPHALT PLANT OPERATION
AND
LANDFILL/BACKFILL ACTIVITIES

        Lessor and Lessee agree to comply with the following specifications and conditions.

  1.
  Lessee shall use the Premises for such general uses as a sand and gravel plant site, asphalt plant site, material stockpiling, landfill/backfill (subject to restrictions contained in Item 2 of this Exhibit B), scales, sales office, customer and equipment parking and other lawful activities pertaining to the aforementioned activities.

  2.
  If Lessee engages in any landfill or backfill activities of any kind, all material used for that purpose shall be free of organic, deleterious or hazardous material and shall be limited to clean fill dirt or rock, concrete debris (reinforcing steel embedded in the concrete debris is permitted to be deposited in the fill) or other solid materials ordinarily allowed in engineered fills. Lessee shall not deposit materials larger than 3" in size within the top eight (8) feet of the final elevation of the fill.

  3.
  Lessee shall not impede, obstruct or hinder existing mining and scale traffic.

  4.
  Lessee shall acquire and maintain all applicable permits hereinafter required by any governmental entity, whether local, state or federal, to lawfully conduct business and shall in no way be in violation of any applicable law, statute, regulation or order or rule now or hereafter promulgated relating to but not limited to air pollution, water pollution, noise control and/or general business practices.

  5.
  At the end of the lease or in the event Lessee should default on the provisions of the Agreement, it is obligated to leave the property clean and free of debris.

  6.
  It shall remain the sole responsibility and liability of the Lessee at all times to observe all laws, regulations, rules, standard environmental observances or restrictions of any kind imposed by any city, county, state or federal agency on its mining or materials processing operation pertaining to the subject during the life of the Agreement.

  7.
  It is expressly understood and agreed that Lessor makes no representations and/or warranties, direct or indirect, implied or express, as to the quality or strength of any materials from the Premises. Lessee agrees to hold Lessor harmless for any liability or responsibility for the quality or strength of any materials used or sold from the subject property.

EXHIBIT C

ROYALTY PAYMENT SCHEDULE

        Lessee shall pay royalties for materials extracted and processed from the Premises as follows:

  1.
  In consideration of leasing the Premises and in consideration of RMI's agreement hereunder, RMI agrees to pay royalties to Oliver for each ton of material originating from the Premises that has been extracted, processed and sold by RMI.

  2.
  The royalty unit price is $0.65 per ton ("Royalty Unit Price"). Royalties shall be due and payable no later than the last day of the month after the date of sale.

  3.
  Regardless of the amount of material sold by RMI in any calendar month, RMI shall pay minimum monthly royalties for no less than 25,000 tons per month except for the first nine (9) months beginning on the first day of the first month immediately following the execution of this Agreement ("Anniversary Date"), which minimum monthly tonnages shall be as follows:

      Month 1 through 3 = 10,000 tons
      Month 4 through 6 = 15,000 tons
      Month 7 through 9 = 20,000 tons

  4.
  Monthly royalties payable shall be based on actual batch weights as measured and reported from the concrete batch plant records and scaled weight tickets or invoices for asphaltic concrete or sand and gravel products. All products sold by RMI shall be weighed over scales, whether they be truck scales or batch plant scales or hot plant scales. No royalty shall be due for any materials sold by RMI that are imported from outside sources (i.e., Portland cement, chemical and mineral admixtures, asphalt oil, recycled asphalt, or other aggregates).

  5.
  Lessee shall prepare and submit a Monthly Royalty Report detailing the amounts of materials sold and any deductions for imported material from outside sources. The Monthly Royalty Report shall accompany the monthly payment.

  6.
  Lessor shall have the right to access any and all records of the Lessee for purposes of auditing or evaluating the accuracy of royalty calculations. Such access by Lessor of Lessee's records shall be limited to batch weights, scale weight tickets or invoices and shall be kept strictly confidential and for no other purpose.

  7.
  Effective on the Anniversary dates in the years 2005, 2006 and 2007, the Unit Royalty Price shall be increased by $0.05 per ton so that the Unit Royalty Price becomes $0.70, $0.75 and $0.80 per ton respectively. Once the Unit Royalty Price has reached $0.80 per ton, the Unit Royalty Price shall remain at $0.80 for the remaining term of the Lease.

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  Exhibit 10.12
Gravel Pit Lease Agreement
EXHIBIT A LEGAL DESCRIPTION OF THE PREMISES
EXHIBIT B SPECIFICATIONS AND CONDITIONS OF SAND AND GRAVEL PLANT OR ASPHALT PLANT OPERATION AND LANDFILL/BACKFILL ACTIVITIES
EXHIBIT C ROYALTY PAYMENT SCHEDULE